Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-171712 on Form S-3 and Registration Statement Nos. 333-170365, 333-155098 and 333-122088 on Form S-8 of Sunstone Hotel Investors, Inc. of our report dated March 18, 2011 relating to the financial statements of One Park Boulevard, LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 appearing in this Current Report of Form 8-K of Sunstone Hotel Investors, Inc.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 28, 2011